Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Coherent Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations(1)	457(h)	$48,400,000(2)	100%	$48,400,000(3)	$110.20 per $1,000,000	$5,333.68

Total Offering Amounts					$48,400,000		$5,333.68

Total Fee Offsets					—	—	—

Net Fees Due							$5,333.68

(1)

The Deferred Compensation Obligations are unsecured obligations of Coherent Corp. (“Registrant”) to pay up to $48,400,000 of deferred compensation from time to time in the future, in accordance with the terms of the Coherent, Inc. 2005 Deferred Compensation Plan (“2005 Plan”), and the Amended and Restated II-VI Incorporated Deferred Compensation Plan ((“II-VI Plan”) and, together with the 2005 Plan, the “Plans”).

(2)	The amounts to be registered under the respective Plans are $42,000,000 (2005 Plan) and $6,400,000 (II-VI Plan).
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans and certain Registrant contributions that may be treated as matching contributions.